Exhibit 99.1


                  [GENERAL SEMICONDUCTOR, INC. LETTERHEAD]


FOR IMMEDITE RELEASE                                    CONTACT: Pam Jameson
                                                              (516) 847-3169

               GENERAL SEMICONDUCTOR ANNOUNCES RESTRUCTURING

                   Expects Earnings Improvements in 1999



MELVILLE, NY (November 6, 1998)--General Semiconductor, Inc. (NYSE:SEM), a leading manufacturer of discrete semiconductors, today announced that it is undertaking a restructuring designed to further improve the Company's positioning and financial results in the continued difficult environment that exists in the semiconductor industry.

The restructuring, which will include overhead reductions and structural changes designed to enhance operating performance, will result in a pretax charge of up to $14 million in the fourth quarter of 1998, or $10 million ($0.27 per share) after tax. Earnings expectations before restructuring charges in the fourth quarter remain on target.

"We continue to be pleased with our strong financial performance in these difficult times," stated Ronald A. Ostertag, Chairman and Chief Executive Officer. "Our business fundamentals remain in place and we continue to pursue our growth strategy. This restructuring activity is consistent with our philosophy of continual improvement and will allow us to increase service to our customers, enhance financial performance and strengthen our ability to pursue the opportunities that lie ahead. With the increased cost efficiencies that are intended to be achieved from the restructuring, 1999 earnings per share could increase materially over 1998 despite the Company's expectation of continued price pressures," he added.

Restructuring activities will begin immediately and are expected to be fully implemented in the first half of 1999.

General Semiconductor, Inc. is a market leader in the discrete segment of the semiconductor industry with manufacturing facilities in China, France, Germany, Ireland, Taiwan and the United States. The Company provides customers with a broad array of power rectifiers, transient voltage suppressors and small signal transistors and diodes. It has a diversified customer base, in terms of geography and end-use markets. Customers include leading manufacturers, located around the globe, of consumer electronics, lighting, telecommunications equipment, computers, automotive and automotive aftermarket products.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.

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